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               [Deloitte & Touche LLP Letterhead Logo]


                                                     Exhibit 15

February 3, 1997

Merrill Lynch & Co., Inc.
World Financial Center
North Tower, 31st Floor
New York, NY 10281


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries for the periods ended March 29, 1996 and March 31, 1995, June 28, 1996 and June 30, 1995, and September 27, 1996 and September 29, 1995, as indicated in our reports dated May 10, 1996, August 9, 1996 and November 8, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that such reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 29, 1996, June 28, 1996 and September 27, 1996, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP